Exhibit 99.3

Unaudited Condensed Consolidated Proforma Financial Statements

On May 23, 2008, EMRISE Corporation (the “Company”) and its wholly-owned subsidiary, EMRISE Electronics Corporation (“EEC”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Charles S. Brand, Thomas P.M. Couse, Joanne Couse and Michael Gaffney (the “Sellers”) and Custom Components, Inc. (“CCI”) and Advanced Control Components, Inc. (“ACC”) pursuant to which EEC agreed to acquire CCI and its subsidiary, ACC.

On August 20, 2008, the Stock Purchase Agreement was amended pursuant to Amendment No. 1 to Stock Purchase Agreement (the “Amendment to Stock Purchase Agreement,” and collectively with the Stock Purchase Agreement, the “Purchase Agreement”) to, among other things, reduce the initial purchase price for all of the capital stock of both CCI and ACC to $12,400,000, subject to adjustments for working capital and net cash.  Additionally, pursuant to the terms of the Amendment to Stock Purchase Agreement, the Company is obligated to pay interest on a principal amount of $600,000 at a rate equal to the prime rate as reported in the Wall Street Journal on August 20, 2008 plus 1% for the period commencing on August 20, 2008 and ending on the later of November 18, 2008 or the actual date such interest payment is made.

The closing of the Purchase Agreement occurred on August 20, 2008.  Under the terms of the Purchase Agreement, EEC acquired all of the issued and outstanding shares of common stock of CCI and all of the issued and outstanding shares of common stock of ACC not owned by CCI (the “Acquisition”).  In addition to the purchase price, EEC issued Subordinated Secured Contingent Promissory Notes (the “Notes”) to each of Charles S. Brand, Thomas P.M. Couse, Joanne Couse and Michael Gaffney, in the amount of $1,584,000, $198,000, $198,000 and $20,000, respectively.  The Notes bear an interest rate per annum equal to the prime rate as reported in the Wall Street Journal plus 1%. In connection with entering into the Purchase Agreement, the Sellers and EEC entered in to a Security Agreement dated August 20, 2008 (the “Security Agreement”).  Pursuant to the terms of the Security Agreement, EEC’s obligations under the Purchase Agreement and the Notes are secured by a perfected subordinated lien on all the assets of ACC (subject to customary exceptions).  Additionally, the obligations due under the Purchase Agreement and the Notes are guaranteed by a Continuing Guaranty, dated August 20, 2008, executed by the Company for the benefit of the Sellers.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and the six months ended June 30, 2008 are based on the separate historical consolidated financial statements of the Company and CCI.  These unaudited pro forma condensed consolidated financial statements (the “pro forma financial statements”) reflect the acquisition and related events using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed consolidated balance sheet as of June 30,

Unaudited Condensed Consolidated Proforma Financial Statements

2008 reflect the acquisition and related events as if they had been consummated on June 30, 2008.  The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and the six months ended June 30, 2008 reflect the acquisition and related events as if they had been consummated on January 1, 2007, the beginning of the Company’s 2007 fiscal year.  CCI’s fiscal year end was June 30, 2007 and interim period end was June 30, 2008.  For clarity of presentation, such periods are presented consistent with those of the Company, as December 31, 2007 and June 30, 2008.

The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the acquisition.  The pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations would have been had the Company completed the acquisition as of the dates indicated.  In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.  You should read this information together with the following:

•                  accompanying notes to the pro forma financial statements;

•                  the separate historical audited financial statements of the Company as of and for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2008;

•                  the separate historical unaudited financial statements of the Company as of and for the three and six months ended June 30, 2008 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2008;

•                  the separate historical audited consolidated financial statements of CCI and its Subsidiary as of June 30, 2007 and March 31, 2008 and for the year ended June 30, 2007 and nine months ended March 31, 2008 included as Exhibit 99.1 to this current report; and

•                  the separate historical unaudited consolidated financial statements of CCI and its Subsidiary as of and for the three months ended June 30, 2008 included as Exhibit 99.2 to this current report.

We prepared the pro forma financial statements using the purchase method of accounting.  Accordingly, the total purchase price of $12.4 million is allocated to the net tangible and identifiable intangible assets acquired, based on their estimated respective fair values.  The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation.  Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made using the Company’s best judgment given the information currently available solely for the purpose of providing the pro forma financial statements.  The final purchase price allocation and its effect on results of operations may differ significantly from the pro forma amounts included in the pro forma financial statements.  These amounts represent management’s best estimate as of the date of this Form 8-K/A.

In connection with the Company’s plan to integrate the operations of the Company, CCI and ACC, management of the Company anticipates that non-recurring expenditures will be incurred.  The Company is not able to determine the timing, nature and amount of these expenditures as of the date of this report.  However, these expenditures could affect the results of the combined company following the acquisition in the period in which they are recorded.  The pro forma financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the acquisition as they are non-recurring in nature and not factually supportable at the time that the pro forma financial statements were prepared.  In addition, the pro forma financial statements do not include the realization of any cost savings from the operating efficiencies or synergies resulting from the acquisition, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

Unaudited Condensed Consolidated Proforma Financial Statements

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2008

(in thousands)

		Custom
	EMRISE	Components	Pro Forma		Pro Forma
	Corporation	Inc, & Sub	Adjustments		Consolidated
Current assets
Cash and cash equivalents	$1,942	$936	$(1,048	)(b)(h)	$1,830
Accounts receivable, net	8,976	2,234	—		11,210
Inventories, net	12,059	1,814	—		13,873
Current deferred tax assets	333	340	—		673
Other current assets	1,578	170	—		1,748

Total current assets	24,888	5,494	(1,048)		29,334

Property and equipment	6,697	940	601	(e)	8,238
Accumulated Depreciation	(4,360)	—	—		(4,360)
Property and equipment, net	2,337	940	601		3,878

Goodwill	13,078	—	4,651	(c)	17,729
Intangible assets, net	3,165	—	4,750	(d)	7,915
Deferred tax asset	610	—	—		610
Other assets	1,160	37	—		1,197

Total assets	$45,238	$6,471	$8,954		$60,663

Current liabilities
Accounts payable and accrued expenses	$10,244	$1,901	$—		$12,145
Notes payable (current portion)	500	23	(23	)(h)	500
Current portion of long-term debt	176	163	5,000	(f)	5,339
Other current liabilities	357	—	—		357

Total current liabilities	11,277	2,087	4,977		18,341

Lines of Credit	2,007	286	(286	)(h)	2,007
Long-term debt	5,250	243	6,594	(f)(g)	12,087
Notes payable	500	—	—		500
Deferred tax liabilities	904	119	—		1,023
Other liabilities	1,151	—	—		1,151

Total liabilities	21,089	2,735	11,285		35,109

Minority Interest	—	738	(738	)(a)	—

Stockholders’ equity
Common stock	126	5	(5	)(b)	126
Additional paid-in capital	44,560	7	1,398	(b)(g)	45,965
Accumulated deficit	(21,814)	2,986	(2,986	)(a)(b)	(21,814)
Accumulated other comprehensive income	1,277	—	—		1,277

Total stockholders’ equity	24,149	2,998	(1,593)		25,554

Total liabilities & stockholders’ equity	$45,238	$6,471	$8,954		$60,663

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Condensed Consolidated Proforma Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2008

(in thousands, except per share data)

		Custom
	EMRISE	Components,	Pro Forma		Pro Forma
	Corporation	Inc. & Sub	Adjustments		Consolidated

Net sales	$26,296	$5,757	$—		$32,053

Cost of goods sold	16,898	4,390	104	(l)	21,392

Gross profit	9,398	1,367	(104)		10,661

Selling, general and administrative	7,981	2,091	578	(k)(l)(m)	10,650
Engineering	1,446	—	—		1,446
Total operating expenses	9,427	2,091	578		12,096

Operating loss	(29)	(724)	(682)		(1,435)

Interest income	41	28	—		69
Interest expense	(1,188)	(35)	(657	)(i)(j)	(1,880)
Other income (expense)	103	—	—		103
Total other income (expense)	(1,044)	(7)	(657)		(1,708)

Loss before taxes	(1,073)	(731)	(1,339)		(3,143)

Provision (benefit) for income taxes	80	(269)	269	(n)	80

Net loss	$(1,153)	$(462)	$(1,608)		$(3,223)

Loss per share	$(0.03)				$(0.08)

Weighted average shares outstanding	38,254				38,254

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Condensed Consolidated Proforma Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2007

(in thousands, except per share data)

		Custom
	EMRISE	Components,	Pro Forma		Pro Forma
	Corporation	Inc. & Sub	Adjustments		Consolidated

Net sales	$51,345	$13,999	$—		$65,344

Cost of goods sold	33,995	6,889	209	(l)	41,093

Gross profit	17,350	7,110	(209)		24,251

Selling, general and administrative	15,392	3,450	1,196	(k)(l)(m)	20,038
Engineering	2,792	—	—		2,792
Total operating expenses	18,184	3,450	1,196		22,830

Operating income (loss)	(834)	3,660	(1,405)		1,421

Interest income	155	84	—		239
Interest expense	(1,044)	(85)	(1,745	)(i)(j)	(2,874)
Other income (expense)	529	—	—		529
Total other income (expense)	(360)	(1)	(1,745)		(2,106)

Income (loss) before taxes	(1,194)	3,659	(3,150)		(685)

Provision (benefit) for income taxes	734	601	(565	)(n)	770

Net income (loss)	$(1,928)	$3,058	$(2,585)		$(1,455)

Loss per share	$(0.05)				$(0.04)

Weighted average shares outstanding	38,176				38,176

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Condensed Consolidated Proforma Financial Statements

Note 1. Purchase Price Allocation

The following table reflects the allocation of the purchase price to the assets acquired and the liabilities assumed (in thousands):

Cash paid to seller, net of cash acquired	$12,372
Additional cash paid for transaction costs	739
Total purchase price	13,111

Allocations:
Fair value of assets acquired:
Accounts receivable	2,234
Inventories	1,814
Property and equipment, net	1,541
Goodwill	4,651
Intangible assets, net	4,750
Other assets	547
Liabilities assumed
Accounts payable	(1,901)
Other liabilities	(525)
Net assets acquired	$13,111

The allocation of the purchase price consideration paid at closing to the assets acquired and liabilities assumed will be based upon an appraisal of the fair market value of the acquired assets and liabilities assumed in accordance with FAS 141. The business acquired is a recognized leader in its industry, has had long-term relationships with its major vendors and customers, a history of increasing sales and earnings, and introduces a number of favorable strategic opportunities to the Company; accordingly, the Company believes that the excess of purchase price over net assets acquired is justified.

Note 2. Pro Forma Adjustments

Pro Forma Adjustments to Condensed Consolidated Balance Sheet

(a)          To eliminate minority interest balance relating to the 80% ownership of ACC by CCI, which is now wholly-owned by the Company.

(b)         Purchase accounting adjustments to adjust net assets acquired and liabilities assumed to fair value. Additionally, this adjustment records the $739,000 of cash paid related to transaction costs incurred as part of the acquisition.

(c)          To record the estimated goodwill resulting from the acquisition.

(d)         To record the estimated identifiable intangible assets acquired, which include trade name, covenant not to compete, backlog and customer relationships.

(e)          To record the adjustment to estimated fair value of net assets acquired.

(f)            To record debt incurred as a result of the acquisition.

(g)         To record the debt discount related to warrants issued to the lenders associated with the acquisition debt.

(h)         To record the extinguishment of existing ACC debt associated with the acquisition.

Unaudited Condensed Consolidated Proforma Financial Statements

Pro Forma Adjustments to Condensed Consolidated Statements of Operations

(i)             To record the increase in interest expense associated with the additional borrowings to fund the acquisition of $13 million and to reverse the interest expense incurred by CCI associated with its line of credit that was extinguished at the acquisition date.

(j)             To amortize the debt discount recorded in (g) above.

(k)          To record the amortization of purchased intangible assets resulting from the acquisition.

(l)             To record the additional depreciation expense related to purchased tangible assets adjusted to fair value at the acquisition date.

(m)       To record stock option expense associated with the issuance of the Company’s stock options in connection with the acquisition.

(n)         To adjust provision (benefit) for income taxes recorded by CCI in the periods presented, which would not be recorded by the combined company as a result of the anticipated tax losses of the combined company.